Exhibit 23

Consent of Independent Registered Public Accounting Firm

To: The North American Regional Benefits Committee and State Street Salary Savings Program Participants
State Street Salary Savings Program

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135695) pertaining to the State Street Salary Savings Program of our report dated June 26, 2012 with respect to the financial statements and schedule of the State Street Salary Savings Program included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 26, 2012